SUB-ITEM 77M
Mergers

Nuveen Preferred Securities Income Fund, f/k/a
   Nuveen Quality Preferred Income Fund 2

811-21137

On May 9, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Quality Preferred Income Fund and Nuveen Quality Preferred Income Fund 3 were transferred to the Nuveen Quality Preferred Income Fund 2. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on December 14, 2015, Accession No. 0001193125-15-
402629, which materials are herein incorporated by reference.